File No. 70-8893
(Request to Re-authorize AGC Re-investment)

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM U-1

APPLICATION / DECLARATION

UNDER

THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Allegheny Energy, Inc. 10435 Downsville Pike Hagerstown, MD 21740 Allegheny Generating Company 10435 Downsville Pike Hagerstown, MD 21740	Monongahela Power Company 1310 Fairmont Avenue Fairmont, WV 26554 Allegheny Energy Supply Company, LLC 10435 Downsville Pike Hagerstown, MD 21740
(Name of company or companies filing this statement and addresses of principal executive offices)
Allegheny Energy, Inc.

(Name of top registered holding company parent of each applicant or declarant)

The Commission is requested to send copies of all notices, orders and communications in connection with this Application / Declaration to:

Thomas K. Henderson, Esq. Vice President and General Counsel Allegheny Energy, Inc. 10435 Downsville Pike Hagerstown, MD 21740	Anthony Wilson, Esq. Senior Counsel Allegheny Energy Service Corporation 10435 Downsville Pike Hagerstown, MD 21740

Applicants hereby amend the application replacing Items 1 through 7 with the following:
Table of Contents
Item 1 Item 2 Item 3 Item 4 Item 5 Item 6 Item 7

Description of Proposed Transactions

Fees, Commissions and Expenses

Applicable Statutory Provisions

Regulatory Approval

Procedure

Exhibits and Financial Statements

Information as to Environmental Effects

Signature

3 4 4 4 4 5 5 5

Item 1. Description of Proposed Transactions

Now comes Allegheny Energy, Inc. ("Allegheny"), a Maryland corporation located in Hagerstown, Maryland, a registered holding company, together with its wholly-owned direct public-utility subsidiary companies, Monongahela Power Company ("Monongahela"), a Ohio corporation located in Fairmont, West Virginia, Allegheny Generating Company ("AGC"), a Virginia corporation, with offices located in Hagerstown, Maryland; and, Allegheny Energy Supply Company, LLC, ("AE Supply"), a Delaware limited liability corporation located in Hagerstown, Maryland (collectively "Applicants") seeking authorization, through December 31, 2006 for the continuation of authority to pay dividends out of capital or unearned surplus. Applicants are not seeking any other change to the order previously issued. The transactions proposed herein fall within Sections 12(c), of the Act, and Rules 46, and 54 under the Act.

      A. Request for Authority

In Holding Company Act Release No. 26579 (September 19, 1996) ("Order No. 26579"), AGC was authorized to pay dividends out of capital or unearned surplus through December 31, 2001. By this post effective amendment, AGC seeks to extend that authorization through December 31, 2006.

Background

As noted in Order No. 26579, AGC is a single asset company, owning a 40% undivided interest in a 2100-megawatt hydroelectric station located in Bath County, Virginia. AGC has declining capital needs, and currently, its retained earnings are insufficient to pay common stock dividends. As a result thereof, AGC proposed, and this Commission approved, Applicants' request for authority to pay dividends with respect to its common stock, out of capital or unearned surplus through December 31, 2001.

       Current earnings by AGC continue to be determined, as they have been since the generating facility commenced operation in 1985, in accordance with a Federal Energy Regulatory Commission ("FERC") approved cost of service formula. Available cash flow from operations is applied first to the minimal capital expenditure requirements for the existing single asset, and next to the pay down of debt and to the payment of dividends in a proportion that maintains debt at about 60% and equity at about 40% of capital. Prior to 1985, no dividends were paid, but retained earnings accrued as a result of recording allowance for funds used during construction in accordance with the FERC uniform system of accounts. Since 1985, dividends have been paid out of current earnings and the accrued retained earnings and, more recently, out of capital or unearned surplus.

            C.  Rule 54

         Rule 53 limits the use of proceeds from the issuance of any securities (including any guarantees) by a registered holding company to finance investments in any EWG, as defined in Section 32 of the Act, and Rule 54 provides that, in determining whether to approve any transaction that does not relate to an EWG or FUCO, as defined in Section 33, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary that is an EWG or FUCO upon the registered holding company system if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

         Allegheny is in compliance with all requirements of Rule 53(a). Allegheny's aggregate investment (as defined in Rule 53(a)(1)(i), in EWGs and FUCOs at December 31, 2001 was approximately $414 million, or approximately 38.6% of Allegheny's consolidated retained earnings of $1,072 million for the four quarters ended December 31, 2001 as defined in Rule 53(a)(1)(ii). In addition, Allegheny has complied and will comply with the record-keeping requirements of Rule 53(a)(2), the employee limitation under Rule 53(a)(3), and the limitation under Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail regulatory commissions. In Order No. 27486 (December 31, 2001) the Commission authorized Allegheny to invest up to $2 billion in EWGs and FUCOs. Finally, none of the circumstances described in Rule 53(b) has occurred or is continuing. Accordingly, Rule 53(c) is by its terms inapplicable to the transactions proposed herein that do not involve the issue and sale of securities (including guarantees) to finance an acquisition of an EWG or FUCO.

Item 2.  Fees, Commissions and Expenses

          Applicants anticipate no fees, commissions and expenses in connection with the preparation of this Application.

Item 3.  Applicable Statutory Provisions

          The payment of dividends is governed by Section 12(c) of the Act and Rule 46 under the Act. Section 12(c) and Rule 46 make it unlawful to pay any dividend in contravention of any Commission rules and regulations and prohibits declarations or payment of a dividend out of capital or unearned surplus except pursuant to an effective declaration. By filing this applicant Applicants seek to comply with the Commission's rules and regulations.

Item 4. Regulatory Approval

          No state commission and no other federal agency other than this Commission has jurisdiction over the extension of time request.

Item 5. Procedure

          It is requested, pursuant to Rule 23(c) of the Rules and Regulations of the Commission, that the Commissions' Order permitting this application or declaration to become effective immediately upon issuance. Applicants waive any recommended decision by hearing officer or by any other responsible officer of the Commission and waive the 30-day waiting period between the issuance of the Commission's Order and the date it is to become effective since it is desired that the Commission's Order, when issued, become effective forthwith. Applicants consent to the office of Public Utility Regulation assisting in the preparation of the Commission's decision and/or Order in this matter unless the Office opposes the matter covered by this application or declaration.

Item 6.  Exhibits and Financial Statements

          (a)     Exhibits

           F          Opinion of Counsel (to come)

           H          Form of Notice (to be filed)

           FS-1     Balance sheet, per books and pro forma for Allegheny Energy, Inc., Allegheny
                       Energy Supply Company, LLC Monongahela Power, and Allegheny Generating
                       Company (to be filed)

           FS-2    Statement of income and retained earnings, per books and pro forma for
                      Allegheny Energy, Inc., Monongahela Power, Allegheny Generating Company and,
                    Allegheny Energy Supply Co. (to be filed)

Item 7.  Information as to Environmental Effects

          (a)     For the reasons set forth in Item 1 above, the authorization applied for herein does not require major federal action significantly affecting the quality of the human environment for purposes of Section 102(2)(C) of the National Environmental Policy Act (42 U.S.C. 4232(2)(C)).

          (b)     Not applicable.
SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned Applicants have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

Allegheny Energy, Inc. Allegheny Generating Company Monongahela Power Company Allegheny Energy Supply Company, LLC By /s/ THOMAS K. HENDERSON Thomas K. Henderson

Dated March 22, 2002